Exhibit 10(c)
RESTRICTED STOCK AWARD AGREEMENT
AGILYSYS, INC.
2006 STOCK INCENTIVE PLAN
     THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is entered into as of the [ ] day of [ ] (the “Grant Date”), by and between Agilysys, Inc., an Ohio corporation (the “Company”), and [ ] (the “Participant”).
W I T N E S S E T H:
     WHEREAS, the Company has previously adopted, and the Shareholders of the Company have approved, the Agilysys, Inc. 2006 Stock Incentive Plan (the “Plan”);
     WHEREAS, the Plan authorizes the Compensation Committee to award Restricted Stock to certain key employees, including the Participant; and
     WHEREAS, the Compensation Committee awarded Restricted Stock to the Participant, subject to the terms and conditions of Award Agreements;
     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the Participant and the Company agree as follows:
     1. The Plan. The Plan is hereby incorporated by reference and made a part of this Agreement for all purposes, and when taken together with this Agreement, shall govern the rights of the Participant and the Company with respect to the Award (as defined below). The Participant irrevocably agrees to, and accepts, the terms, conditions and restrictions of the Plan and this Agreement on his own behalf and on behalf of any beneficiaries, heirs, legatees, guardians, representatives, successors and assigns. All capitalized terms used herein, unless otherwise defined, shall have the meaning ascribed to them under the Plan. In the event of a conflict between the Plan and this Agreement, the Plan will control.
     2. Award. As of the Grant Date, upon the terms and conditions set forth in this Agreement, the Company hereby grants to the Participant an award (the “Award”) of [ ] Restricted Shares (the “Restricted Stock”).
     3. Terms of Award.
(a)	Entry of Shares. The Restricted Stock subject to the Award shall be entered in the name of the Participant in book-entry format (the “Book-Entry”) by the transfer agent of the Company (the “Transfer Agent”) subject to removal of the restrictions or forfeiture pursuant to the terms of this Agreement.
(b)	Restrictions. The Participant shall not have the right to sell, assign, transfer, convey, dispose, pledge, hypothecate, burden, alienate, encumber or charge any Restricted Stock (including any Shares issued as the result of the investment of cash dividends attributable to the Restricted Stock) or any interest therein in any manner whatsoever, and the Company shall not be required to transfer on its books any such Restricted Stock which shall have been sold, assigned, transferred, conveyed, disposed of, pledged, hypothecated, burdened, alienated, encumbered or charged in violation of this Agreement.

(c)	Vesting. All of the Restricted Stock will Vest as follows provided that, except as otherwise provided in Sections 3(e), 4 and 5, provided that the Participant remains employed by the Company or its Subsidiaries as of the specified dates:
[insert vesting schedule]
(d)	Vested Shares — Removal of Restrictions; Payment. Upon Restricted Stock becoming Vested, the Company shall cause the Transfer Agent to move the Book-Entry representing such Shares, together with any Shares issued as a result of the investment of cash dividends attributable to such Shares pursuant to Section 3(f), to a non-restricted account, thereby removing all restrictions hereunder, and shall cause the Transfer Agent to notify the Participant that the Shares, together with any Shares issued as a result of the investment of cash dividends attributable to such Shares pursuant to Section 3(f), are free and clear of all restrictions (but subject to any applicable securities law restrictions or other restrictions imposed upon Shares generally).
(e)	Forfeiture. If the Committee determines in its sole and exclusive discretion that the Participant’s employment with the Company terminated for any reason other than death, Disability prior to any portion of the Restricted Stock becoming Vested, then the non-Vested Restricted Stock as of the date of his termination of employment, together with any Shares issued as a result of the investment of cash dividends attributable to the Restricted Stock, shall be forfeited, and the Participant and all persons who might claim through him will have no further interests under this Agreement of any kind whatsoever.
(f)	Voting Rights and Dividends. The Participant shall have all of the voting rights attributable to the Restricted Stock issued pursuant to this Agreement. Cash dividends declared and paid by the Company with respect to the Restricted Stock shall not be paid to the Participant. Rather, those cash dividends shall be invested in Shares which shall be subject to the vesting provisions of Section 3(c). By executing this Agreement, the Participant irrevocably consents to: (i) the Company’s withholding of the payment of those dividends; and (ii) the investment of those dividends in Shares issued in the name of the Participant and held in book-entry format by the Transfer Agent subject to removal of the restrictions or forfeiture pursuant to the terms of this Agreement.
     4. Death or Disability of Participant. Upon the Participant’s termination of employment with the Company and its Affiliates due to death or Disability, any Vested Shares and non-Vested Shares which has not otherwise been canceled or forfeited as of the date of death or Disability, together with any Shares issued as a result of the investment of cash dividends attributable to the Restricted Stock, shall be distributed to the Participant or the Participant’s estate, as the Committee deems appropriate, free and clear of any restrictions (but subject to any applicable securities law restrictions or other restrictions imposed on Shares generally).
     5. Change in Control. Upon a Change in Control prior to the termination of this Agreement, Restricted Stock which has not otherwise been canceled or forfeited as of the date of the Change in Control [or insert alternative vesting schedule], together with any Shares issued as a result of the investment of cash dividends attributable to the Restricted Stock, shall immediately Vest and be free and clear of any restrictions (but subject to any applicable securities law restrictions or other restrictions imposed on Shares generally), and the Company shall cause the Transfer Agent to move the Shares, together with any Shares issued as a result of the investment of cash dividends attributable to the Shares, to a non-restricted account, as set forth in Section 3(d).

     6. Effect of Corporate Reorganization or Other Changes Affecting Number or Kind of Shares. The provisions of this Agreement will be applicable to the Restricted Stock, Shares or other securities, if any, which may be acquired by the Participant related to the Restricted Stock as a result of a liquidation, recapitalization, reorganization, redesignation or reclassification, split-up, reverse split, merger, consolidation, dividend, combination or exchange of Restricted Stock or Shares, exchange for other securities, a sale of all or substantially all assets or the like. The Committee may appropriately adjust the number and kind of Restricted Stock, Shares or other securities described in this Agreement to reflect such a change.
     7. Nontransferability of Shares. Upon the acquisition of any Shares pursuant to this Agreement, if the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), they may not be sold, transferred or otherwise disposed of unless a registration statement under the Act with respect to the Shares has become effective or unless the Participant establishes to the satisfaction of the Company that an exemption from such registration is available. The Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or this Agreement.
     8. Legend. If certificates representing the Restricted Stock subject to the Award are requested by the Participant, the certificates for Restricted Stock, and any Shares issued as a result of the investment of cash dividends attributed to the Restricted Stock, shall contain the following or a substantially similar legend:
“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE COMMON SHARES REPRESENTED BY IT ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING CONDITIONS OF FORFEITURE) CONTAINED IN THE AGILYSYS, INC. 2006 STOCK INCENTIVE PLAN AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE COMPANY. A COPY OF THIS PLAN AND AWARD AGREEMENT ARE ON FILE IN THE OFFICE OF THE SECRETARY OF THE COMPANY.”
     9. Internal Revenue Code Section 409A. This Agreement, Award and the compensation and benefits hereunder are intended to meet the requirements for exemption from coverage under Code Section 409A for restricted property set forth in Treas. Reg. Section 1.409A-1(b)(6), as well as any other such applicable exemption, and shall be construed and administered accordingly. If the Company determines that any compensation or benefits awarded or payable under this Agreement may be subject to taxation under Code Section 409A, the Company shall, after consultation with the Participant, have the authority to adopt, prospectively or retroactively, such amendments to this Agreement or to take any other actions it determines necessary or appropriate to exempt the compensation and benefits payable under this Agreement from Code Section 409A or meet the requirements of Code Section 409A. In no event, however, shall this Section or any other provisions of the Plan or this Agreement be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or awards or payments under, this Agreement and the Company shall have no responsibility for tax consequences of any kind to the Participant (or any other person or entity), whether or not such consequences are contemplated at the time of entry into this Agreement, resulting from the terms or operation of this Agreement.
     10. No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed to grant the Participant any right to remain an employee with the Company or its Affiliates, or to be employed in any particular position therewith. The Plan and this Agreement do not constitute a contract of employment, and the Company and each Affiliate expressly reserves the right, at any time, to terminate the Participant’s employment free from liability, or any claim, under the Plan and this Agreement, except as may be specifically provided therein.
     11. Notices. All notices or other communications relating to the Plan and this Agreement as it relates to the Participant shall be in writing, shall be deemed to have been made if personally delivered in return for a receipt or, if mailed, by regular U.S. mail, postage prepaid, by the Company to the Participant at the address of the Participant then on file with the Company. The Participant is responsible for notifying the Company of a change in his address.
     12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective beneficiaries, heirs, successors and assigns, except as may be limited by the Plan.
     13. Governing Law. Except as may otherwise be provided in the Plan, this Agreement will be governed by, construed and enforced in accordance with the internal laws of the State of Ohio without giving effect to its conflict of laws principles.
     14. Tax Withholding. The Committee shall cause the Company to sell the fewest number of Shares for the proceeds of such sale to equal (or exceed by not more than the actual sale price of a single Share) the Participant’s or other recipient’s minimum withholding tax liability resulting from any distribution. The Company will deliver the proceeds of the sale to the appropriate taxing authorities in satisfaction of such tax liability.
     15. Amendment. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement. However, no such action may be inconsistent with the terms of the Plan or materially and adversely affect the rights of the Participant without the Participant’s written consent. Notwithstanding the foregoing, the Company may, after consulting with the Participant, unilaterally amend this Agreement to comply with law, preserve favorable tax effects or avoid unfavorable tax effects for either of the parties.
     16. Further Action. The Participant and the Company agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.
     17. Captions. The captions of specific provisions of this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provision.
     18. Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which taken together shall form one agreement.
     19. Entire Agreement. This Agreement, together with the Plan, constitutes the entire agreement of the parties with respect to its subject matter.
     20. Successors and Legal Representatives. This Agreement will bind and inure to the benefit of the Company and the Participant and their respective beneficiaries, heirs, legatees, executors, administrators, estates, successors, assigns, legal representatives, guardians and caretakers.
     21. Effect of Waiver. Any waiver of any term, condition or breach thereof will not be a waiver of any other term or condition or of the same term or condition for the future, or of any subsequent breach.
     22. Separability. In the event of the invalidity of any part or provision of this Agreement, such invalidity will not affect the enforceability of any other part or provision of this Agreement.
     23. Incapacity. If the Committee determines that the Participant is incompetent by reason of physical or mental disability or a person incapable of handling his or her property, the Committee may deal directly with or direct any delivery of Vested Shares to the guardian, legal representative or person having the care and custody of the incompetent or incapable person. The Committee may require proof of incompetence, incapacity or guardianship, as it may deem appropriate before the delivery of Vested Shares. In the event of such a delivery of Vested Shares, the Committee will have no obligation thereafter to monitor or follow the recipient to determine whether the Vested Shares are held or disposed of for the benefit of the Participant. The delivery of Vested Shares pursuant to this Section shall completely discharge the Company’s obligations under this Agreement.
     24. No Further Liability. The liability of the Company, its Affiliates and the Committee under or in connection with this Agreement is limited to the obligations set forth herein and no terms or provisions of this Agreement shall be construed to impose any liability on the Company, its Affiliates, the Committee or their directors and employees in favor of any person or entity with respect to any loss, cost, tax or expense which the person or entity may incur in connection with or arising from any transaction related to this Agreement. No third party beneficiaries are intended.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

“Company”

“Participant”

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